Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:   Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

TAYLOR MORRISON EXTENDS AND INCREASES STOCK REPURCHASE PROGRAM

Scottsdale, Ariz., August 29, 2016 — Taylor Morrison Home Corporation (NYSE: TMHC) (the “Company”) today announced that its Board of Directors has authorized an extension of its stock repurchase program until December 31, 2017 and also the repurchase of up to an additional $50 million of the Company’s Class A Common Stock pursuant to the stock repurchase program. The repurchase program had been due to expire on December 31, 2016. Including the $7 million remaining under the existing authorization that is being extended, the program now permits the repurchase of up to $57 million of the Company’s Class A Common Stock from time to time in open market purchases, privately negotiated transactions or other transactions through December 31, 2017.

“Our stock repurchase program has provided us flexibility within our broader capital allocation strategy, allowing us the opportunity to acquire our stock at attractive valuation levels,” said Sheryl Palmer, President and CEO of Taylor Morrison. “We believe in the role that stock repurchases play in the market, and the extension and additional $50 million in authorization will allow us to continue to make this part of our investment strategy for the remainder of the year and into 2017.”

The stock repurchase program is subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that was recently recognized as America’s Most Trusted™ Home Builder for 2016 by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

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